                                                                  CONFORMED COPY


INVESTMENT COMMITMENT AGREEMENT dated February 10, 1998 between Gilbert H. Lamphere (the "STOCKHOLDER") and Canadian National Railway Company, a corporation organized under the laws of Canada (the "COMPANY").

WHEREAS, the Company intends to acquire Illinois Central Corporation ("IC"), a Delaware company, pursuant to an agreement and plan of merger (the "MERGER AGREEMENT") dated as of the date hereof.

WHEREAS, the Stockholder is the beneficial owner of certain shares of common stock, par value $0.001 per share, of IC ("IC COMMON STOCK") and certain options to purchase shares of IC Common Stock as of the date hereof.

WHEREAS, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and, intending to be legally bound, the parties hereto agree as follows:

                                   ARTICLE 1

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

     SECTION 1.01. BINDING AGREEMENT. The Stockholder has full legal power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement constitutes a valid and binding agreement of the Stockholder, enforceable in accordance with its terms.

     SECTION 1.02. NON-CONTRAVENTION. The execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby do not and will not (a) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Stockholder or (b) constitute a default under any provision of any agreement, contract or other instrument binding upon the Stockholder.

                                   ARTICLE 2

                     ROLLOVER AND REINVESTMENT OF PROCEEDS

     SECTION 2.1. AGREEMENT TO ROLL OVER OPTIONS. The Stockholder agrees, subject to applicable law, that at the Effective Time (as defined in the Merger Agreement) he will permit all options ("OPTIONS") to purchase shares of IC Common Stock then owned by him to be amended and converted into options to purchase shares of common stock, no par value, of the Company ("CN COMMON STOCK") in accordance with the terms of Section 2.07 of the Merger Agreement.

     SECTION 2.2. REINVESTMENT OF PROCEEDS. The Stockholder agrees that, within 90 days of the Effective Time (provided that such period shall be extended for any period during which he is precluded from purchasing shares of CN Common Stock pursuant to applicable law), he will have acquired at least 98,150 shares of CN Common Stock pursuant to the Merger or pursuant to open market purchases, provided that the Stockholder shall not be obligated to invest an aggregate amount in excess of $5,300,000 of proceeds from the Offer and/or the Merger (as such terms are defined in the Merger Agreement). For purposes of this Section 2.02, any shares of CN Common Stock issued to the Stockholder pursuant to the Merger shall be deemed to represent an investment in an amount equal to the product of the number of shares of CN Common Stock so received and the average closing trading price per share of CN Common Stock on the NYSE for the 5 trading days immediately following the date of receipt.

     SECTION 2.03. TRUSTS. Any acquisitions of shares of CN Common Stock by trusts for the descendants of Stockholder shall ratably decrease Stockholder's obligations with respect to the acquisition of shares pursuant to Section 2.02.

                                   ARTICLE 3

                                VOTING OF SHARES

     SECTION 3.1. THE IC STOCKHOLDERS' MEETING. The Stockholder agrees that at any meeting of stockholders of IC held to adopt the Merger Agreement for which proxies are solicited, he will vote all of his shares in favor of such action.

                                   ARTICLE 4

                                 MISCELLANEOUS

     SECTION 4.1. TERMIRMINATION OF THE AGREEMENT. This Agreement shall automatically terminate, without action by either party, upon the termination of the Merger Agreement in accordance with its terms or, if the Company has elected to amend the terms of the Offer to be an all-cash offer in accordance with
Section 1.04 of the Merger Agreement.

     SECTION 4.2. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given, if to the Stockholder, to:

              Gilbert H. Lamphere
              c/o Simpson Thacher & Bartlett
              425 Lexington Avenue
              New York, New York 10017
              Telecopy: 212-455-2502

              with copies to:

              Ronald A. Lane, Esq.
              Illinois Central Corporation
              455 North Cityfront Plaza Drive
              Chicago, Illinois 60611-5504
              Telecopy: (312) 755-7669

              John G. Finley, Esq.
              Simpson Thacher & Bartlett
              425 Lexington Avenue
              New York, New York 10017
              Telecopy: (212) 455-2502

              Jean Pierre Ouellet, Esq.
              Canadian National Railway Company
              935, rue de la Gauchetiere Ouest
              Montreal, (Quebec) Canada
              Telecopy: (514) 399-3779

          Winthrop B. Conrad, Jr., Esq.
          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, New York 10017
          Telecopy: (212) 450-4800

or such other addresses or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

     SECTION 4.03. AMENDMENTS; NO WAIVERS, (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto or in the case of a waiver, by the party against whom the waiver is to be effective.

     SECTION 4.04. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 4.05. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 4.06. ENTIRE AGREEMENT. This Agreement and the agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        Canadian National Railway Company



                                        By:   /s/  Paul Tellier
                                           ----------------------------------
                                           Name:  Paul Tellier
                                           Title: President and CEO




                                        Gilbert H. Lamphere



                                        By:   /s/  Gilbert H. Lamphere
                                           ----------------------------------